                SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                   EXHIBIT 11

                            BASIC EARNINGS PER SHARE


                                                THREE MONTHS ENDED        SIX MONTHS ENDED
                                                     JUNE 30,                 JUNE 30,
                                             ------------------------  -----------------------
                                                2001         2000         2001        2000
                                             -----------  -----------  ----------- -----------
Weighted average number of common
  shares outstanding                          12,098,309   12,042,289  12,068,607   12,031,367
                                             ===========  ===========  ==========  ===========

Net income                                   $12,618,652  $11,447,278  $21,598,806 $20,735,726
                                             ===========  ===========  =========== ===========

Basic net income per share                   $      1.04  $      0.95  $     1.79  $      1.72
                                             ===========  ===========  ==========  ===========

                SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                             EXHIBIT 11 (CONTINUED)

                           DILUTED EARNINGS PER SHARE


                                                   THREE MONTHS ENDED             SIX MONTHS ENDED
                                                        JUNE 30,                      JUNE 30,
                                               --------------------------    --------------------------
                                                  2001           2000           2001           2000
                                               -----------    -----------    -----------    -----------
Weighted average number of common
  shares outstanding                            12,098,309     12,042,289     12,068,607     12,031,367

Shares issuable pursuant to employee stock
  option plans, less shares assumed
  repurchased at the average fair value
  during the period                                198,168        272,265        218,305        264,807

Shares issuable pursuant to the independent
  director stock option plan, less shares
  assumed repurchased at the average fair
  value during the period                            3,390          4,296          3,735          4,005
                                               -----------    -----------    -----------    -----------

Number of shares for computation of diluted
  net income per share                          12,299,867     12,318,850     12,290,647     12,300,179
                                               ===========    ===========    ===========    ===========

Net income                                     $12,618,652    $11,447,278    $21,598,806    $20,735,726
                                               ===========    ===========    ===========    ===========

Diluted net income per share                   $      1.03    $      0.93    $      1.76    $      1.69
                                               ===========    ===========    ===========    ===========